Exhibit 10.43

EXECUTION COPY

NEW YORK STOCK EXCHANGE, INC.

SEVERANCE PAY PLAN

(As Amended and Restated Effective as of January 1, 2006)

INTRODUCTION

The New York Stock Exchange, Inc. Severance Pay Plan, as amended and restated effective as of January 1, 2006 (the “Plan”), is maintained to provide benefits to certain employees of the New York Stock Exchange, Inc. (the “Company”) in the event that their employment with the Company is terminated under certain specified conditions, subject to certain limitations specified herein.

The Plan amends and supersedes any severance pay plans, policies and/or practices of the Company in effect for Eligible Employees in the Plan with respect to its subject matter. Any Eligible Employee in the Plan shall not be eligible to participate in any other severance pay plan, policy or practice of the Company.

ARTICLE I

DEFINITIONS

1.1                               “Base Salary” shall mean an amount equal to a Participant’s compensation rate paid by the Company for the week immediately prior to his or her Termination of Employment from the Company as reflected in the Company’s payroll records. Base Salary does not include discretionary year-end payments, overtime pay, bonuses, incentive compensation, benefits paid under any qualified plan, any group medical, dental or other welfare benefit plan, non-cash compensation or any other additional compensation but shall include amounts reduced pursuant to a Participant’s salary reduction agreement under Sections 125, 132(f) or 401(k) of the Code (if any) or a nonqualified elective deferred compensation arrangement to the extent that in each such case the reduction is to base salary.

1.2                               “Basic Severance Benefits” shall mean those Severance Benefits provided in accordance with Article II of the Plan.

1.3                               “Board” shall mean the Board of Directors of the Company.

1.4                               “Cause” shall mean the discharge or other Termination of Employment for any one of the following reasons:

(i)                                     the Eligible Employee’s conviction of, or plea of nolo contendere with respect to, a felony (other than a traffic violation) or any other crime involving, in the sole discretion of the Plan Administrator, moral turpitude;

(ii)                                  Any act or omission by an Eligible Employee resulting or intended to result in personal gain at the expense of the Company or its business;

(iii)                               The improper disclosure by an Eligible Employee of proprietary information or trade secrets of the Company or its business;

(iv)                              The performance by an Eligible Employee of his or her employment duties in an unsatisfactory manner including, without limitation, willful misconduct or negligent performance of one’s employment duties;

(v)                                 The falsification by an Eligible Employee of any records or documents of the Company;

(vi)                              The violation of any employment rules, policies or procedures of the Company (including internal compliance rules);

(vii)                           Any intentional or gross misconduct of an Eligible Employee that injures the business or reputation of the Company;

(viii)                        Misconduct by an Eligible Employee, including, but not limited to, fraud, embezzlement, misappropriation, breach of fiduciary duty, intentional violation or negligent disregard of the rules or procedures of the Company, insubordination, theft of property of the Company, excessive tardiness or absenteeism, fighting or instigating a fight or violent acts or threats of violence;

(ix)                                The violation of any Federal or State securities law, rule or regulation governing the business of the Company; or

(x)                                   The failure of the Eligible Employee to remain licensed (to the extent required by applicable law) to perform the duties of his or her employment or the failure of the Eligible Employee to obtain all relevant licenses to perform such duties.

For purposes of the Plan, any determination of discharge or termination of employment for Cause shall be made by the Plan Administrator in its sole and absolute discretion, and such determination shall be conclusive and binding on the affected Eligible Employee.

1.5                               “Code” shall mean the United States Internal Revenue Code of 1986, as amended and as amended from time to time.

1.6                               “Committee” shall mean the Employee Benefit Plans Committee of the New York Stock Exchange, Inc.

1.7                               “Company” shall mean New York Stock Exchange, Inc. and any and all successors or assignees, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the New York Stock Exchange, Inc.

1.8                               “Effective Date” shall mean January 1, 2006.

1.9                               “Eligible Employee” shall mean any full-time employee of the Company except (a) an individual covered by an employment agreement that provides for severance benefits and (b) an individual who immediately prior to a Termination of Employment has been on a leave of absence exceeding two (2) consecutive years. Notwithstanding the foregoing, an individual classified by the Company at the time services are provided as an independent contractor or an individual who is not classified by the Company as an employee but who provides services to the Company through another entity shall not be eligible to participate in this Plan during the period that the individual is so initially classified, even if such individual is later retroactively reclassified as an employee during all or part of such period pursuant to applicable law or otherwise.

1.10                        “Enhanced Severance Benefits” shall mean those Severance Benefits provided pursuant to Article III of the Plan. An Eligible Employee whose employment is governed by the terms of a collective bargaining agreement between employee representatives (within the meaning of Code Section 7701(a)(46)) and the Company shall not be eligible for Enhance Severance Benefits (except to the extent that the collective bargaining agreement expressly provides for the inclusion of such employee).

1.11                        “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.12                        “Participant” shall mean any Eligible Employee who involuntarily incurs a Termination of Employment without Cause by the Company as a result of a job elimination, job discontinuation, office closing, reduction in force, business restructuring, or such other circumstances as the Company deems appropriate for the payment of severance. Notwithstanding any other provision of the Plan to the contrary, an Eligible Employee shall not become a Participant and shall not be entitled to a Severance Benefit if he or she (a) incurs a Termination of Employment for Cause or (b) resigns for any reason whatsoever (including, without limitation, as a result of an alleged constructive discharge).

1.13                        “Plan” shall mean the New York Stock Exchange, Inc. Severance Pay Plan, as amended and restated effective as of January 1, 2006. The Plan is a component of the Welfare Benefit Plan of the New York Stock Exchange, Inc.

1.14                        “Release”  shall mean a release and waiver, in such form prescribed by the Company, signed by a Participant and provided to the Company under which the Participant agrees to release the Company, the Plan and all related entities from liability for such claims as provided in the release and containing such other conditions or requirements as imposed by the Company.

1.15                        “Severance Benefit” shall mean the benefit paid to the Participant by the Company in accordance with Article II hereof.

1.16                        “Termination of Employment” shall mean a termination of employment (for reasons other than a military or other leave of absence granted by the Company) of an Eligible Employee from the Company. In the event that an Eligible Employee is transferred from the Company to an affiliate of the Company, the Eligible Employee will not be deemed to have incurred a Termination of Employment. The Plan Administrator may, in its sole and absolute discretion, deem a transfer (permanent, temporary or otherwise) of an Eligible Employee to a corporation or other entity in which the Company has an equity, joint venture, other material business interest or to whom the Company has outsourced such Eligible Employee’s employment as the occurrence or non-occurrence of a Termination of Employment. A Termination of Employment shall not be deemed to occur as a result of a sale or other disposition of assets or stock where an Eligible Employee is offered comparable employment for the continued employment by the purchaser of such assets or stock at the time of such sale or other disposition.

1.17                        “Year of Service” shall mean any twelve (12) whole consecutive months since the Eligible Employee’s commencement of employment with the Company in which the Eligible Employee is paid by the Exchange for the performance of full-time services. After an Eligible Employee’s first full Year of Service, all months of employment over six (6) months shall be rounded up to the next highest year (and all months of service less than six months shall be disregarded). A Year of Service also shall include: (i) service in any branch of the armed forces of the United States by any person who is an Eligible Employee on the date such service commenced, to the extent required by applicable law; and (ii) periods during which an Eligible Employee was on an approved leave of absence or leave of absence due to a long or short-term disability. No Years of Service shall be recognized with any entity other than the Company. Years of Service will be determined as of the date of the Eligible Employee’s Termination of Employment.

ARTICLE II

BASIC SEVERANCE BENEFITS

2.1                               Eligibility for Benefits. A Participant shall be entitled to a Basic Severance Benefit at the time and in the manner set forth in Article IV of the Plan.

2.2                               Amount of Basic Severance Benefits. Subject to Section 4.2 hereof, the amount of a Participant’s Basic Severance Benefit shall be an amount equal to Two (2) weeks of the Participant’s Base Salary, less any amounts required to be offset pursuant to Section 4.2. Notwithstanding any other provision of the Plan to the contrary, the Basic Severance Benefit of an individual whose employment is governed by the terms of a collective bargaining agreement between employee representatives (within the meaning of Code Section 7701(a)(46)) and the Company shall be those severance benefits described in such collective bargaining agreement.

ARTICLE III

ENHANCED SEVERANCE BENEFITS

3.1                               Eligibility for Enhanced Severance Benefits. Subject to Section 3.3 hereof, a Participant shall be entitled to an Enhanced Severance Benefit at the time and in the manner set forth in Section 3.2 below subject to, and conditioned on, the Participant delivering to the Company (and not revoking) a Release and continuing to comply with the conditions imposed by the terms of the Release.

3.2                               Amount of Enhanced Severance Benefits. Subject to Section 4.2 hereof, the amount of a Participant’s Enhanced Severance Benefit shall be based on the Participant’s Years of Service and determined in accordance with the Table contained in Appendix A to the Plan, less the amount of Basic Severance Benefits and any amounts required to be offset pursuant to Section 4.2.

3.3                               Employees Ineligible for Enhanced Severance Benefits. Notwithstanding any other provision of the Plan to the contrary, an Eligible Employee whose employment is governed by the terms of a collective bargaining agreement between employee representatives (within the meaning of Code Section 7701(a)(46)) and the Company shall not be eligible for Enhance Severance Benefits (except to the extent that the collective bargaining agreement expressly provides for the inclusion of such employee).

ARTICLE IV

PAYMENT OF SEVERANCE BENEFITS

4.1                               Payment of Severance Benefits. Severance Benefits shall be paid in equal installments payable in accordance with the Company’s regular payroll practices for the number of weeks of Severance Benefit payable. The first Severance Benefit payment shall be made as soon as administratively practicable following the Participant’s Termination of Employment, but in no event shall any Enhanced Severance Benefit payment be made prior to the effective date of the Participant’s Release. A Participant shall receive his or her Enhanced Severance Benefit, if any, after receiving all of his or her Basic Severance Benefit.

4.2                               No Duty to Mitigate/Set-off. No Participant entitled to receive a Severance Benefit hereunder shall be required to seek other employment or to attempt in any way to reduce any amounts payable to him or her pursuant to this Plan; provided, however, that any Severance Benefit payable hereunder shall be reduced by the amount of any other severance or termination payments the Company pays to a Participant, including, without limitation, any payments that federal or state laws require to be paid by the Company (including, without limitation, the Worker Adjustment and Retraining Notification Act). The payment of a Severance Benefit shall cease upon a Participant’s re-employment with the Company. There shall be no offset against any amounts due the Participant under this Plan on account of any remuneration attributable to any subsequent employment that the Participant may obtain. Notwithstanding the foregoing, upon a Participant’s violation of a provision of the Release, the Participant shall no longer be entitled to an Enhanced Severance Benefit and the Plan Administrator may require that the Participant return to the Company the total amount of the Enhanced Severance Benefit paid to the Participant in accordance with Section 4.1 prior to such violation, to the extent permitted by law, and not with respect to claims arising under the Age Discrimination in Employment Act.

ARTICLE V

FUNDING

5.1                               Funding. The Plan shall be funded out of the general assets of the Company as and when benefits are payable under the Plan. All Participants shall be solely general creditors of the Company.

ARTICLE VI

ADMINISTRATION OF THE PLAN

6.1                               Plan Administration. The Plan shall be administered in accordance with the Rules of Operation and Administration of the New York Stock Exchange, Inc. Employee Benefit Program, as amended from time to time, which are incorporated herein (the “Rules”). To the extent permitted by law, the Committee may establish uniform rules and regulations as to procedures, forms and payment of Severance Benefits.

6.2                               Plan Administrator. The general administration of the Plan shall be conducted by the Plan Administrator as designated pursuant to the Rules.

6.3                               Reliance on Various Documents. The members of the Committee, the Plan Administrator and the Company and its officers, employees and directors shall be entitled to rely upon all tables, valuations, certificates and reports furnished by the Plan actuary, upon all certificates and reports made by any accountant selected by the Committee, and upon all opinions given by any legal counsel selected by the Plan Administrator or Committee. The members of the Committee, the Plan Administrator and the Company and its officers, trustees and directors shall be fully protected in respect of any action taken or suffered by them in good faith in reliance upon any such actuary, accountant or counsel, and all action so taken or suffered shall be conclusive upon all parties.

6.4                               Claims Procedure.

(a)                                  Initial Claim.

(i)                                     Any claim by an Employee or Participant (“Claimant”) with respect to eligibility, participation, benefits or other aspects of the operation of the Plan shall be made in writing to the Committee (or its designee) for such purpose. The  Committee (or its designee) shall provide the Claimant with the necessary forms and make all determinations as to the right of any person to a disputed benefit. If a Claimant is denied benefits under the Plan, the Committee (or its designee) shall notify the Claimant in writing of the denial of the claim within ninety (90) days after the Committee receives the claim, provided that in the event of special circumstances such period may be extended.

(ii)                                  In the event of special circumstances, the ninety (90) day period may be extended for a period of up to ninety (90) days (for a total of one hundred eighty (180) days). If the initial ninety (90) day period is extended, the Committee or its designee shall notify the Claimant in writing within ninety (90) days of receipt of the claim. The written notice of extension shall indicate the special circumstances requiring the extension of time and provide the date by which the Committee expects to make a determination with respect to the claim. If the extension is required due to the Claimant’s failure to submit information necessary to decide the claim, the period for making the determination shall be tolled from the date on which the extension notice is sent to the Claimant until the earlier of (i) the date on which the Claimant responds to the Committee’s request for information, or (ii) expiration of the forty-five (45) day period commencing on the date that the Claimant is notified that the requested additional information must be provided.

(iii)                               If notice of the denial of a claim is not furnished within the required time period described herein, the claim shall be deemed denied as of the last day of such period.

(iv)                              If a claim is wholly or partially denied, the notice to the Claimant shall set forth:

(A)                              The specific reason or reasons for the denial;

(B)                                Specific reference to pertinent Plan provisions upon which the denial is based;

(C)                                A description of any additional material or information necessary for the Claimant to complete the claim request and an explanation of why such material or information is necessary;

(D)                               Appropriate information as to the steps to be taken and the applicable time limits if the Claimant wishes to submit the adverse determination for review; and

(E)                                 A statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review.

(b)                                 Claim Denial Review.

(i)                                     If a claim has been wholly or partially denied, the Claimant may submit the claim for review by the Committee. Any request for review of a claim must be made in writing to the Committee no later than sixty (60) days after the Claimant receives notification of denial or, if no notification was provided, the date the claim is deemed denied. The Claimant or his duly authorized representative may:

(A)                              Upon request and free of charge, be provided with reasonable access to, and copies of, relevant documents, records, and other information relevant to the Claimant’s claim; and

(B)                                Submit written comments, documents, records, and other information relating to the claim. The review of the claim determination shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial claim determination.

(ii)                                  The decision of the Committee upon review shall be made within sixty (60) days after receipt of the Claimant’s request for review, unless special circumstances (including, without limitation, the need to hold a hearing) require an extension. In the event of special circumstances, with respect to any claim, the sixty (60) day period may be extended for a period of up to one hundred twenty (120) days.

If the sixty (60) day period is extended, the Committee or its designee shall, within sixty (60) days of receipt of the claim for review, notify the Claimant in writing. The written notice of extension shall indicate the special circumstances requiring the extension of time and provide the date by which the Committee expects to make a determination with respect to the claim upon review. If the extension is required due to the Claimant’s failure to submit information necessary to decide the claim, the period for making the determination shall be tolled from the date on which the extension notice is sent to the Claimant until the earlier of (i) the date on which the Claimant responds to the Committee’s request for information, or (ii) expiration of the forty-five (45) day period commencing on the date that the Claimant is notified that the requested additional information must be provided.

(iii)                               If notice of the decision upon review is not furnished within the required time period described herein, the claim on review shall be deemed denied as of the last day of such period.

(iv)                              The Committee, in its sole discretion, may hold a hearing regarding the claim and request that the Claimant attend. If a hearing is held, the Claimant shall be entitled to be represented by counsel.

(v)                                 The Committee’s decision upon review on the Claimant’s claim shall be communicated to the Claimant in writing. If the claim upon review is denied, the notice to the Claimant shall set forth:

(A)                              The specific reason or reasons for the decision, with references to the specific Plan provisions on which the determination is based;

(B)                                A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim; and

(C)                                A statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.

(c)                                  All interpretations, determinations and decisions of the Committee with respect to any claim, including without limitation the appeal of any claim, shall be made by the Committee, in its sole discretion, based on the Plan and comments, documents, records, and other information presented to it, and shall be final, conclusive and binding.

(d)                                 The claims procedures set forth in this section are intended to comply with United States Department of Labor Regulation § 2560.503-1 and should be construed in accordance with such regulation. In no event shall it be interpreted as expanding the rights of Claimants beyond what is required by United States Department of Labor Regulation § 2560.503-1.

6.5                               Electronic Administration. For purposes of the Plan, any forms, elections, loans, regulations, rules, notices and disclosure of information may, to the extent permitted the Committee and by applicable law, be made or provided by paper, telephonic or electronic means.

ARTICLE VII

AMENDMENT AND TERMINATION

7.1                               Amendment and Termination. The Company reserves the right, in its sole and absolute discretion to amend or terminate, in whole or in part, any or all of the provisions of this Plan by action of the Board (or a duly authorized committee thereof) at any time.

ARTICLE VIII

MISCELLANEOUS

8.1                               Rights of Participants. Nothing herein contained shall be held or construed to create any liability or obligation upon the Company to retain any Participant in its service. All Participants shall remain subject to discharge or discipline to the same extent as if the Plan had not been put into effect.

8.2                               Headings. The headings of the Plan are inserted for convenience of reference only and shall have no effect upon the meaning of the provisions hereof.

8.3                               Use of Words. Whenever used in this instrument, a masculine pronoun shall be deemed to include the masculine and feminine gender, and a singular word shall be deemed to include the singular and plural, in all cases where the context so requires.

8.4                               Controlling Law. The construction and administration of the Plan shall be governed by ERISA. To the extent not so governed, it shall be governed by the laws of the State of New York (without reference to rules relating to conflicts of law).

8.5                               Withholding. The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it reasonably believes it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to this Plan. In lieu thereof, the Company shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Company to the Participant upon such terms and conditions as the Company may prescribe.

8.6                               Severability. Should any provisions of the Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of the Plan unless such determination shall render impossible or impracticable the functioning of the Plan, and in such case, an appropriate provision or provisions shall be adopted so that the Plan may continue to function properly.

8.7                               Incompetency. In the event that the Committee finds that a Participant is unable to care for his or her affairs because of illness or accident, then benefits payable hereunder, unless claim has been made therefor by a duly appointed guardian, committee, or other legal representative, may be paid in such manner as the Committee shall determine, and the application thereof shall be a complete discharge of all liability for any payments or benefits to which such Participant was or would have been otherwise entitled under this Plan.

8.8                               Payments to a Minor. Any payments to a minor from this Plan may be paid by the Committee in its sole and absolute discretion (a) directly to such minor, (b) to the legal or natural guardian of such minor or (c) to any other person, whether or not appointed guardian of the minor, who shall have the care and custody of such minor. The receipt by such individual shall be a complete discharge of all liability under the Plan therefor.

8.9                               Assignment and Alienation. The benefits payable under the Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any benefits to be so subjected shall not be recognized.

8.10                        Code Section 409A. The Plan is intended to be a “separation pay plan” within the meaning of Section 1.409A-1(a)(9)(iii) of the Proposed Treasury Regulations that does not constitute a deferral of compensation for purposes of Section 409A of the Code. The terms and provisions of the Plan shall be limited, construed and interpreted in accordance with this intention.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed this          day of January, 2006.

NEW YORK STOCK EXCHANGE, INC.

	By:	/s/ DALE B. BERNSTEIN

Title:

:
ATTEST:

/s/ MARY YEAGER

APPENDIX A

Years of Service:	Enhanced Severance Benefit Equal to the following Number of Weeks of Base Salary (less offsets described in Plan):

2	4 weeks

3	6 weeks

4	8 weeks

5	10 weeks

6	12 weeks

7	14 weeks

8	16 weeks

9	18 weeks

10	20 weeks

11	22 weeks

12	24 weeks

13	26 weeks

14	28 weeks

15	30 weeks

16	32 weeks

17	34 weeks

18	36 weeks

Years of Service:	Enhanced Severance Benefit Equal to the following Number of Weeks of Base Salary (less offsets described in Plan):

19	38 weeks

20	40 weeks

21	42 weeks

22	44 weeks

23	46 weeks

24	48 weeks

25	50 weeks

26	52 weeks